Exhibit 99.3

Business Partner / Vendor Letter

Subject: A New Chapter for Silence Therapeutics

Dear Valued Business Partner,

I wanted to share some important news about the future of Silence. Today we announced that Silence has agreed to be acquired by Merck KGaA, Darmstadt, Germany.

As you may know, Merck KGaA, Darmstadt, Germany is a leading science and technology company which operates across life science, healthcare and electronics. With a strategic focus on becoming a leading Global Specialty Innovator, its Healthcare sector brings life-changing therapies to more than 100 million patients around the world in the areas of rare tumors, oncology, neurology and immunology, fertility, endocrinology and cardiometabolic disorders.

In Merck KGaA, Darmstadt, Germany, we have found a new home for our innovative programs. In doing so, we are placing Divesiran with a company that has the scale, resources and commercial capabilities to accelerate its Phase 3 development and bring this potentially best-in-class siRNA therapy to patients in need.

This milestone transaction is a testament to everything we have built together here at Silence. This agreement is the result of a competitive sale process and careful consideration by our Board of Directors and management team. It follows potentially best-in-class Phase 2 polycythemia vera data for Divesiran and the important progress we have made advancing our pioneering siRNA pipeline.

We are confident that our agreement with Merck KGaA, Darmstadt, Germany delivers significant, immediate and certain value for shareholders and positions patients to benefit from our innovative programs.

Next Steps: Business As Usual

In terms of next steps, the transaction is expected to close in the first quarter of 2027. Between now and then, Silence and Merck KGaA, Darmstadt, Germany will continue to operate as separate and independent companies.

It remains business as usual and nothing changes about how we partner with you – your contacts, contracts and day-to-day interactions with Silence remain unchanged.

As we move toward close, we are committed to keeping you informed. In the meantime, if you have any questions about this announcement, please don’t hesitate to reach out to your usual company contact.

Thank you for your partnership and support.

Best,

Iain

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Silence by Merck KGaA, Darmstadt, Germany pursuant to the transaction agreement. In connection with the proposed transaction, Silence intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). Silence may also file other relevant documents with the SEC regarding the proposed transaction. The definitive proxy statement (if and when available) (the “Proxy Statement”) will be mailed to shareholders of Silence. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME OF ARRANGEMENT OF SILENCE, IN ACCORDANCE WITH THE REQUIREMENTS OF THE U.K. COMPANIES ACT 2006) AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and securityholders will be able to obtain free copies of the Proxy Statement (if and when available) and other documents containing important information about Silence and the proposed transaction, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Silence will be available free of charge on the investor relations section of Silence’s website (https://www.silence-therapeutics.com/).

Participants in the Solicitation

Silence and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Silence’s securityholders in connection with the proposed transaction. Information about Silence’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation,” and “Non-Executive Director Remuneration” contained in Silence’s proxy statement on Schedule 14A for its 2026 Annual General Meeting filed with the SEC on April 29, 2026. To the extent holdings of Silence’s securities by its directors or executive officers have changed since the applicable “as of” date described in its 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Silence securityholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. These filings, when available, may be obtained free of charge on the investor relations section of Silence’s website (https://www.silence-therapeutics.com/) or on the SEC’s website (https://www.sec.gov).

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws regarding the Company, including, but not limited to, statements related to the proposed acquisition of the Company by Merck KGaA, Darmstadt, Germany and the anticipated timing, results and benefits thereof, the timing of the filing of the Proxy Statement in connection with the proposed acquisition, the ability to obtain shareholder approval, the potential therapeutic benefits of and future plans for Divesiran; and other statements that are not historical facts. These forward-looking statements can generally be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond the Company’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: (i) Merck KGaA, Darmstadt, Germany’s and the Company’s ability to complete the transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and shareholder approvals, the sanction of the High Court of Justice of England and Wales and satisfaction of other closing conditions to consummate the acquisition; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction and the possibility that competing acquisition proposals will be made; (iii) risks related to diverting the attention of the Company’s management from ongoing business operations; (iv) significant transaction costs and/or unknown or inestimable liabilities; (v) the risk of shareholder or other litigation in connection with the proposed transaction, including resulting expense or delay; (vi) pharmaceutical product development and the uncertainty of clinical success; (vii) the regulatory approval process, including the risks that the Company may be unable to submit anticipated regulatory filings on the timeframe anticipated, or at all, or that the Company may be unable to obtain regulatory approvals of any of its product candidates in a timely manner or at all; (viii) disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; (ix) costs and expenses related to the proposed acquisition; (x) effects relating to the announcement of the acquisition or any further announcements or the consummation of the acquisition on the market price of the Company’s American Depositary Shares or ordinary shares; (xi) regulatory initiatives and changes in tax laws; (xii) market volatility; and (xiii) other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Proxy Statement and other filings made by the Company from time to time with the SEC. These filings, when available, will be available on the investor relations section of the Company’s website (https://silence-therapeutics.com/) or on the SEC’s website (https://www.sec.gov). The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.